Exhibit 10-16

REVOLVING EQUIPMENT/CAPITALIZED SOFTWARE
DEVELOPMENT COSTS NOTE

June 12, 1996
$3,000,000.00
(SUBJECT TO REVOLVING E/CSDC BORROWING BASE)


The signer of this Note ("Borrower") promises to pay to the order of THE BANK OF CALIFORNIA, A DIVISION OF UNION BANK OF CALIFORNIA, N.A. ("Bank") at its office at 550 South Hope Street, Los Angeles CA 90071 or at such other place as Bank may designate in writing, in lawful money of the United States of America, the principal sum of THREE MILLION DOLLARS ($3,000,000.00), or so much thereof as may be advanced and outstanding under the Revolving E/CSDC Borrowing Base established by the Agreement defined below, with interest on each Advance from the date it is disbursed until maturity, whether scheduled or accelerated, at a fluctuating rate per annum at all times equal to the rate Bank announces to be in effect from time to time as its prime rate (the "Prime Rate") plus three quarters of one percent (3/4%). The Prime Rate is a rate set by Bank based upon various factors, including general economic and market conditions, and is used as a reference point for pricing certain loans. Bank may price its loans at, above or below the Prime Rate.

During the term of this Note, Borrower may borrow, subject to all of the limitations, terms and conditions contained herein and in that certain Third Amended and Restated Revolving Credit Agreement between Bank and Borrower dated June 12, 1996, as amended from time to time ("Agreement"), provided however, that the outstanding principal balance of this Note shall at no time exceed the maximum principal amount stated above.

Borrower shall repay the outstanding principal balance of this Note in monthly principal installment payments equal to not less than $50,000.00, made on the last day of each consecutive month, beginning the first such date after the Closing Date and continuing through the month-end date which is one month prior to the Termination Date. If the outstanding principal balance of the E/CSDC Credit is at any time less than $50,000.00, then Borrower shall pay such lesser amount on the next principal installment due date. Interest shall be payable on the last day of each consecutive month beginning the first such date after the Closing Date, and continuing through the Termination Date on which date all accrued interest and principal remaining unpaid shall be due and payable in full. Bank's records of all payments of principal and interest on this Note shall be conclusive and binding on Borrower, absent clerical error.

Notwithstanding the foregoing, however, if on the Termination Date Borrower is in compliance with all terms and conditions of this Note and any Loan Documents, and any other credit arrangements Borrower has with Bank, and no Event of Default has occurred and is continuing, Bank agrees to convert up to the then outstanding principal balance of this Note to a Term Loan. The Term Loan evidenced by this Note shall bear interest as set forth above and shall be payable as follows:

(a)	Interest shall be payable on the last day of each consecutive month beginning June 30, 1997, and continuing through April 30, 2002.

(b)	Principal shall be payable in fifty-nine (59) equal consecutive monthly installments, each installment in an amount sufficient to fully amortize the principal balance by the final maturity date, with such installment beginning June 30, 1997, and continuing on the last day of each consecutive month through April 30, 2002, plus a final installment equal to the entire unpaid principal balance and all accrued and unpaid interest on May 31, 2002.

Any unpaid payments of principal or interest on this Note shall bear interest from maturity, whether scheduled or accelerated, at a fluctuating rate per annum at all times equal to the Prime Rate plus 5%, until paid in full, whether before or after judgment.

Interest shall be calculated for actual days elapsed on the basis of a 360-day year, which results in higher interest payments than if a 365-day year were used. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced within the Bank. In no event shall Borrower be obligated to pay interest at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

Advances may be requested in accordance with the terms of the Agreement, and shall be made in accordance with such terms.

This Note is the Revolving E/CSDC Note defined in the Agreement and is governed by the terms thereof, and supersedes and replaces that certain Revolving Equipment/Capitalized Software Development Costs Note dated August 28, 1992, as modified/amended from time to time, executed by Borrower in favor of Bank (the "Previous Note"). As of the effective date of the Agreement, all unpaid principal, interest and other amounts accrued and outstanding under the Previous Note shall for all purposes be and constitute unpaid amounts outstanding under, and evidenced by, this Note. Reference is made to the Agreement for the terms and conditions under which this Note may be repaid or its maturity accelerated. Each capitalized term not otherwise defined in this Note shall have the meaning set forth in the Agreement.

Should any Event of Default occur, Bank at its sole discretion without notice or demand of any kind may do any one or more of the following: (a) terminate any obligation of Bank to make or continue the Facilities or to convert to the Term Loan; (b) make all sums of interest and principal and any other sums owing under this Agreement immediately due and payable, without presentment, demand for payment, notice of dishonor or other notice or demand; and (c) exercise any other right or remedy provided by contract or applicable law.

Borrower shall reimburse Bank for all costs and expenses, including without limitation reasonable attorneys' fees, as set forth in the Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of California. Borrower hereby waives presentment, demand, protest, notice of dishonor and all other notices and demands.

AUTO-GRAPHICS, INC., a California corporation

BY:		ss/ Robert S. Cope
TITLE:	President